ALOPEXX, INC. S-1/A

Exhibit 10.12

AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and restated Consulting Agreement dated as of December 11, 2024 by and between Alopexx, Inc. (the “Company”) and BiotechPartnering Solutions, LLC (the "Consultant") amends and restates that certain Consulting Agreement dated as of July 1, 2021 between the Company and the Consultant.

In consideration of the following mutual covenants and obligations, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:

1.	Consulting. The Company hereby retains Consultant, and Consultant hereby accepts such retention, commencing as of the effective date of this Agreement and continuing until the end of the term of this Agreement or until termination as provided in Section 7 of this Agreement.

2.	Services.

2.1	Consultant’s Services. During the term of this Agreement, Consultant will provide consulting services to the Company which shall include:

(a)	Business Development and partnering strategy, tactics and presentation;

(b)	Corporate Strategy, including financing strategy and financing efforts

(c)	Identification of potential partners;

(d)	Contact and follow-up with potential partners;

(e)	Advice and feedback on deal terms;

(f)	Participation in meetings, both internal and external as mutually agreed;

(g)	Negotiation of deal terms and definitive agreement with potential partners as mutually agreed;

(h)	Advice on commercial plans and strategy

2.3 Performance of Services. Consultant shall use her best efforts to provide the consulting services in accordance with the terms of this Agreement, to keep the Company advised of the progress of the work, to permit any representative duly authorized in writing by the Company to inspect from time to time such results of said consulting services as are susceptible of inspection, and to keep records of consulting hours worked, which records the Company’s duly authorized representative may examine upon reasonable notice to Consultant.

3.	Consulting Fees. As consideration and compensation for Consultant's obligations and consulting services under this Agreement, the Company shall:

(a)     Pay Consultant a monthly Retainer Fee of $25,000, for any and all consulting services provided under this Agreement. The Retainer Fee will be payable in advance on the first business day of each month;

(b)   Grant Consultant options to purchase 100,000 shares of common stock of Alopexx, Inc. at an exercise price of $0.06 per share, subject to the terms and conditions of the Alopexx 2021 Equity Incentive Plan to be adopted by the Company and an Award Agreement to be issued to Consultant; and

Nothing in this Agreement shall be construed to impose any obligation upon the Company, or any of its parents, assigns, successors, subsidiaries, divisions, and/or affiliated companies, to make any payments or grant any stock options to Consultant if for any reason she fails to, or is unable to, provide the consulting services described herein.

A form 1099 will be issued by the Company to Consultant in connection with the payments and grants made pursuant to this Agreement. The Consultant shall be responsible for the payment of all local, state and federal taxes resulting from the payments or grants referenced in this Section. In addition, the Consultant will indemnify and hold harmless the Company from and against any and all claims, liabilities, suits and penalties for any amounts assessed by or due to any federal, state or local government with respect to such payments or grants, if any.

4.	Expenses. Consultant shall receive reimbursement for any costs or expenses reasonably incurred by Consultant, subcontractors or any assistants that directly arise out of or relate to providing the Services to the Company; provided, however, that individual costs and expenses equal to or greater than U.S. $1,000 must be authorized by the Company’s representative before incurring the expense. As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable written evidence that the amounts involved were expended and directly related to Services provided under this Agreement. Such costs or expenses may include travel costs, international telephone calls, fax, couriers, photocopies, report preparation as well as investor/partnering meeting fees. The Company will reimburse Consultant's expenses upon invoicing.

5.	Independent Contractor Status.

5.1	In providing services under the terms of this Agreement, Consultant is acting in the capacity of an independent contractor and not as an employee of the Company. In such capacity, Consultant is not eligible to participate in the Company's employee benefits programs, including but not limited to, group insurance, retirement, vacation, and such other pay benefits. As an independent contractor, Consultant assumes full responsibility for making all proper federal, state, and local income, professional, and social security tax payments in connection with compensation received this Agreement, and filing all appropriate tax returns and other forms with respect thereto.

5.2	Nothing in this Agreement shall be construed to restrict either the Company or Consultant from contracting and/or doing business with any other persons or entities.

5.3	The Company shall have the right to review Consultant’s performance of consulting services for the limited purposes of assuring that such services have been performed and confirming that such results were satisfactory, but shall not otherwise control the manner, means, or method by Consultant provides or performs the services. Consultant shall not undertake any consulting services without the approval of the Company’s Chief Executive Officer.

6.	Reports. Consultant shall keep adequate records of all work done under this Agreement and shall turn such records over to the Company upon termination of this Agreement, if requested, together with any documents, records, drawings, or other papers developed or acquired in connection with this Agreement.

7.	Term and Termination.

7.1	Term. The term of this Agreement shall be for 12 months from the Agreement's effective date, unless renewed or otherwise extended by mutual written agreement, or unless terminated earlier as provided in this Section.

7.2	Termination. This Agreement may be terminated by either party thirty (30) days after written notice of intent to terminate. If this Agreement terminates, the Company will pay the Consultant all Retainer Fees accrued on a prorated basis and reimburse the Consultant for all reasonable out-of-pocket expenses incurred through the date the termination of this Agreement becomes effective.

7.3	Termination or expiration of this Agreement or any renewal or extension thereof shall not operate to terminate Consultant’s obligations under paragraphs 8, 9, and 10 of this Agreement.

8.	Confidentiality and Use of Information.

8.1	Confidentiality. All information provided to Consultant by the Company shall be deemed the Company's Confidential Information ("Company CI") by Consultant. All information provided to the Company by Consultant outside of the definition of Company CI, as defined above, shall be deemed Consultant's Confidential Information (Consultant's CI) by the Company. The Company and Consultant shall exercise reasonable care to prevent disclosure to or receipt by any third party of the other party's Confidential Information except as may be authorized in writing by the other party.

The obligations of the Company and Consultant with respect to Confidential Information shall not apply to:

a)	information which at the time of disclosure is in the public domain;

b)	information which after disclosure becomes part of the public domain through no fault of the recipient, but only after, and only to the extent that, it is published or otherwise becomes part of the public domain;

c)	information which the recipient can show was already in its possession at the time of disclosure;

d)	information which the recipient can show was received from a third party who represented to the recipient that such third party had a lawful right to disclose such information; or

e)	information independently developed by employees of recipient without access to Confidential Information.

Any specific combination of features of the Confidential Information disclosed shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the possession of the recipient.

8.2	Confidential Information. Confidential Information shall include, but not be limited to, data, know-how, formulae, processes, compounds, designs, sketches, photographs, plans, drawings, specifications, reports, studies, findings, inventions, ideas, discoveries or any improvements, analogs, or derivatives.

8.3	Return of Confidential Information. On termination or completion of this Agreement, each party shall return the other's Confidential Information, except each party may retain one copy of the other party's Confidential Information to enable monitoring of confidentiality requirements under this Agreement.

8.4	Access to Confidential Information. Internal dissemination of Confidential Information by either party shall be limited to those employees of either party, or any subcontractors, agents or employees contemplated in Section 2.2 above, in the case of Consultant, who are confidentially bound to each respective party to the same extent that party is bound under this Agreement, and then only on a need to know basis.

9.	Intellectual Property.

9.1	All work product, creations, inventions, research, models, reports, ideas, data, trade secrets, methodologies, and all other similar intellectual property rights (including, without limitation, any related improvements, derivative works or modifications), whether or not subject to patent or copyright protection (collectively, the “Creations”) that are conceived or developed by the Consultant in connection with the Services, whether conceived alone or with others, during the Term (“Company Creations”) are specially commissioned “works made for hire” as the term is used in the United States Copyright Act, and the Company will be deemed the author of all Company Creations. To the extent that a Company Creation (or any portion of a Company Creation) is not deemed work made for hire under the United States Copyright Act, the Consultant hereby assigns all right, title and interest, including moral rights and goodwill, to any and all such Company Creations to the Company without additional compensation. The Consultant shall promptly deliver to the Company all papers, drawings, models, data, research, reports and other material relating to any Company Creations made, developed or created by the Consultant in the course of the Consultant’s services to the Company.

9.2	The Consultant shall, upon the Company’s request, execute any documents necessary or advisable in the opinion of the Company’s counsel to direct issuance of patents or copyrights of the Company with respect to Company Creation, the expense of securing any such patent or copyright, to be borne by the Company.

9.3	The Company specifically acknowledges that the Consultant performs consulting services for other persons, some of whom may compete with the Company and its business. The Company acknowledges that Creations developed by the Consultant for itself or other person in connection with the services performed for other persons are excluded from the definition of Company Creations set forth in Section 9.1.

9.4	The Consultant shall disclose all inventions and innovations to Company, even if the Consultant does not believe that the Consultant is required under this Agreement, to assign the Consultant’s interest in such invention or innovation to the Company. If the Company and the Consultant disagree as to whether an invention or innovation is included within the terms of this Agreement, it will be the responsibility of the Consultant to prove by reasonable documentary evidence that it is not included.

10.	Regulatory Compliance.

10.1	Privacy Laws: Consultant’s use and disclosure of patient health and medical information is subject to compliance with applicable state and federal privacy laws. The parties shall take all reasonable steps to protect the confidentiality of any patient health and medical information that it has access to and comply with applicable state and federal privacy laws. The obligations set forth in this Section shall survive the termination or expiration of this Agreement.

10.2	Healthcare Compliance: The parties specifically intend to comply with all applicable laws, rules and regulations, including the federal anti-kickback statute (42 U.S.C. 1320a-7b) and the related safe harbor regulations. Nothing contained in this Agreement shall be construed in any manner as an obligation or inducement for the Consultant to recommend that any person or entity purchase products or services of the Company or any entity affiliated with the Company that are reimbursable by a federal health care program.

11.	Miscellaneous.

11.1	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and Consultant with respect to the subject matter, and supersedes any and all prior agreements between the parties, whether written or oral, relating to the subject matter. The Company and Consultant acknowledge that no promises, statements or representations, other than those contained in this Agreement, have been made to induce any party to enter into this Agreement. This Agreement may only be modified or amended in a writing signed by both parties.

11.2	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of laws.

11.3	No Assignment. This Agreement is not assignable by either party, whether by operation of law or otherwise, without the prior written consent of the other party.

11.4	Use of Other Names. Except as required by law, before either party uses the name of the other party or refers to the existence or terms of this Agreement in any publication or other public disclosure, it shall obtain prior written permission from the other party.

11.5	Waiver. The failure of any party to this Agreement, at any time, to require performance of any provision of this Agreement shall in no manner affect its or their rights, at a later time, to enforce the same provision. No waiver by any party hereto shall be valid unless in writing and signed by that party.

11.6	Severability Clause. If any provision of this Agreement is held to be unenforceable for any reason, such provision shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the fullest extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

11.7	Noncompliance. In the event that any part of this Agreement is determined to violate federal, state, or local laws, rules, or regulations, the parties agree to negotiate in good faith revisions to the provision or provisions that are in violation. In the event the parties are unable to agree to new or modified terms as required to bring the entire Agreement into compliance, either party may terminate this Agreement on sixty (60) days written notice to the other party.

11.8	Notice. Any notice required or permitted to be given hereunder shall be considered properly sent, if mailed by first class letter, postage pre-paid, to:

Name and Address of Company:	Name and Address of Consultant:

Alopexx, Inc.	BiotechPartnering Solutions, LLC
Attention: Daniel Vlock	Christine de los Reyes
186 Alewife Brook Parkway	2843 S. Bayshore Drive,
Cambridge, MA	Suite 15D
02138	Miami, Florida 33133

Any notice shall be deemed to have been given on the fifth (5th) day after it is postmarked. Either party may change the address for notification purposes, without amending this Agreement, upon written notice to the other party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed.

Company:	Consultant:

Alopexx, Inc.	BiotechPartnering Solutions, LLC

By: Daniel Vlock	By: Christine de los Reyes

Daniel Vlock	Christine de los Reyes

Date: ____11Dec2024___________________	Date:__________________________________

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